SCHEDULE 14A INFORMATION


                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
             THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)


                           FILED BY THE REGISTRANT [X]


                 FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]


                           Check the appropriate box:


                         [ ] Preliminary Proxy Statement
                [ ] Confidential, for Use of the Commission Only
                       (as permitted by Rule 14a-6(e)(2))
                  [ ] Supplement to Definitive Proxy Statement
                       [X] Definitive Additional Materials
             [ ] Soliciting Material Pursuant to Section 240.14a-12


                            PAYLESS SHOESOURCE, INC.


                (Name of Registrant as Specified In Its Charter)
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)


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




                            [Payless ShoeSource Logo]
                           3231 Southeast Sixth Avenue
                              Topeka, Kansas 66607
                             -----------------------

                                SHAREOWNER ALERT

                             -----------------------

May 24, 2004

Dear Fellow Shareowner:

As you may know, a group of financial entities calling itself the "Barington Companies group" is soliciting proxies in favor of their dissident slate of nominees and against your Company's highly qualified and well-regarded directors, Daniel Boggan, Jr., Robert C. Wheeler and our Audit and Finance Committee Chairman, Michael E. Murphy.

You may have received a proxy from Barington in support of its slate. Barington's materials speak about its ability to build shareowner value. However, from our review of public filings and news reports of Barington's involvement with public companies we do not see any discernible track record in building shareowner value over the long-term in a sustained manner.

Moreover, Institutional Shareholder Services (ISS), a leading independent proxy analysis firm, has recommended that you DO NOT VOTE for Barington's slate, and that you vote FOR the Company's nominees, Messrs. Boggan, Wheeler and Murphy - another reason why we strongly feel they are the best candidates to continue leading your Company.

While your management team is still working to realize the full benefit of our repositioning strategy, which we call "The Merchandise Authority," we believe our recently announced first quarter results show that we are squarely on track. Others in the investment community are noticing the results as well:

         o "These positive results demonstrate the company's turnaround strategy is starting to take hold" - David Mann, Johnson Rice & Company, May 14, 2004

         o "The Merchandise Authority strategy seems to be working, as 1Q04 30%+ gross margin met management's goal" - Richard Baum, Credit Suisse First Boston, May 14, 2004

         o "The Company is in the process of a strategic repositioning to reemphasize itself as a retailer of fashionable, value priced footwear and accessories, and has begun to see improvement in unit volumes in the targeted categories, despite a challenging retail environment" - Ronald Bookbinder, Sterne, Agee & Leach, May 14, 2004

As your Board's efforts to reshape Payless' strategy are beginning to bear fruit, we think that now would be the worst possible time to risk the distraction and disruption caused by dissident directors who, in our view, are running on a platform of vague ideas and quick fixes that are not in the Company's or shareowners' long-term best interests.

YOU MAY RECEIVE A GREEN PROXY CARD FROM BARINGTON. WE STRONGLY URGE YOU NOT TO RETURN ANY PROXY CARD BARINGTON MAY SEND TO YOU. YOU SHOULD, AS SOON AS POSSIBLE, SIGN, DATE AND RETURN THE WHITE PAYLESS PROXY CARD WE PREVIOUSLY SENT TO YOU.

We urge you to read this letter in its entirety and to contact our proxy solicitation firm, D.F. King & Co., at 1-800-431-9633 should you have any questions about voting your shares.

              THE MERCHANDISE AUTHORITY STRATEGY IS GETTING RESULTS
              -----------------------------------------------------

As we have communicated to you before, the Company operates in what we consider to be an extremely challenging and competitive environment, and we have not been satisfied with the performance of our business in recent prior periods. That is precisely why the Payless management and Board of Directors have been working to implement a strategy to reposition the Company and aggressively meet the challenge posed by Wal-Mart, Target and other "big box" retailers.

Merchandise Authority is a comprehensive, company-wide effort that encompasses optimizing our product offerings, our marketing, our supply chain management and distribution systems and our execution of the various components of the strategy. Our plans for this year include continuing to implement on the Merchandise Authority strategy, tightly controlling inventory, being responsive to changes in consumer demand, increasing the effectiveness and alignment of our marketing messages and continuing to train store associates to use service behaviors identified to impact customer conversion. The Merchandise Authority strategy focuses on making sure that our products are:

         o Right: Branded ideas are delivered at the same time as department stores and earlier than mass merchants, with a continuous flow of new ideas every 2 to 4 weeks.

         o Distinctive: Exclusive styles, children's characters and branded products, that offer differentiated value in the form of comfort, quality or finesse.

         o Targeted: Every store is unique, with balanced proportions by category and department. Inventory and layout by store varies in category by traditional, updated, fashion and junior styles, depending on store volume, size and width.

While we still have a way to go to completely realize the full impact from our Merchandise Authority strategy, we believe that recent results show that it is working:

         o Total sales for the first quarter of 2004 increased 3.5% from the prior period in 2003, while same-store sales were up 2.8%

         o Same-store sales increased 4.7% for April, 2004 over the same period in 2003

         o As a result of strong first quarter sales and margin performance, earnings per share for this quarter exceeded Wall Street's expectations

         o We believe, moreover, that Payless is on track to attain its goals of 30% gross margin and improved profitability in 2004

         o Payless is showing strong, measurably better results in stores where managers have been trained under the Merchandise Authority strategy, as demonstrated by higher average conversion rate improvements in these stores as measured by a pilot program in the first quarter of 2004

         o We have seen our Merchandising Authority Strategy beginning to take hold as evidenced by an increased acceptance of our branded athletics lines and strong seasonal sandal performance.

Election of the dissident slate of directors would, in our view, threaten the implementation of our strategy just as it is starting to show positive results. And what would the dissidents replace it with? Unfortunately, in our view their proxy materials are far too generalized on that score, so we don't really know in any meaningful detail how their proposals would benefit the Company, if at all.

What we do know is that the Company is already addressing each of the very general areas identified as the Barington Companies group's "platform," which in our view consists of mostly makeweight campaign positions to disguise their apparent lack of meaningful vision for the Company:

   Dissident Platform                  Existing Payless Initiatives
   ------------------                  ----------------------------

Improve product design               Payless has already moved to develop
and time to market, store            relationships with its vendors, including
layout and inventory                 major footwear designers.
management; create branded
value offerings                      In the last nine months, Payless has
                                     successfully introduced major new national brands with great success, each with exclusive designs for Payless.

                                     Refining store layout is already a key
                                     element of the Merchandise Authority
                                     strategy. At the end of 2003, 1,000 stores featured our new store layout.

                                     Payless is already focused on improving
                                     inventory management to optimize gross
                                     margins.

Implement a recruiting               In fact, our recruiting efforts have been
plan                                 highly successful.  Over the past 18
                                     months, several key players, including
                                     senior executive officers, have joined
                                     our merchandising and marketing teams from other footwear and specialty retailers and have strengthened our talent base.

Evaluate cost structure              Payless looks at every opportunity to lower
                                     expenses. In 2001 and 2002 we implemented cost cutting measures eliminating 230 positions and reducing operating expenses by more than $50 million. In addition, our conscious reinvestment of marketing expenses is now bearing fruit.

                                     Payless balances expense reductions as
                                     necessary to implement the Merchandise
                                     Authority strategy and to compete
                                     effectively.  Payless believes that a
                                     single-minded focus on maximum expense
                                     reduction, as Barington's platform appears to suggest, will end the Company's ability to compete and ultimately be disastrous for our business.

Review store base                    Payless reviews its major markets on a
to identify                          regular basis to evaluate store
underperformers;                     positioning, long-term profitability and
develop a plan to                    changes in competition.  We closed and/or
improve store                        relocated over 1,000 stores over the last
profitability                        5 years.

                                     The Merchandise Authority strategy includes store-by-store initiatives that have been shown to measurably improve store performance. Our study of the U.S. market indicates domestic expansion opportunities as retail shopping patterns shift.

Divest                               Our Parade stores offer a significant
under-performing                     strategic advantage with access to over 50
business divisions                   branded footwear companies.  Our
                                     international divisions in Canada and
                                     Central America are providing contributions to earnings.


BARINGTON'S FAILURE TO, IN OUR OPINION, IDENTIFY ANY PRACTICABLE ACTION ITEMS BEYOND WHAT THE COMPANY IS ALREADY DOING OR HAS ALREADY CONSIDERED SPEAKS VOLUMES TO US ABOUT THE ODDS OF THEIR PUTATIVE NOMINEES ADDING VALUE TO YOUR BOARD OF DIRECTORS. IT APPEARS TO US THAT THEIR SLATE WILL ADD LITTLE IF ANYTHING TO YOUR BOARD, BUT THAT IT MAY COST MUCH IN TERMS OF DISRUPTION AND LOSS OF CONTINUITY, FOCUS, EXPERIENCE AND EXPERTISE.

Moreover, Barington's across-the-board attack on what we see as Payless' unremarkable and commonplace takeover defenses is, to us, a transparent attempt to hide their lack of vision for the Company and a desperate ploy to cast the Payless Board as somehow deficient in corporate governance. WE THINK THE FACTS ARE DECISIVELY OTHERWISE. Your Board members include 7 independent directors out of a total of 9. During the most recent fiscal year, our directors had an overall attendance record of 98%. The Company's Board meets or exceeds all New York Stock Exchange listing standards in this area. In addition, ISS has given the Company a corporate governance rating that exceeds 85.6% of the companies within ISS's retailing group index. Your Board intends to continue to actively monitor governance best practices to determine if additional actions should be taken.

                       SO LITTLE TO GAIN, SO MUCH TO LOSE
                       ----------------------------------

It is very unclear to us how the Company would benefit from the election of the dissident slate - but it is abundantly clear to us how much the Company could lose. In our view:

         o THE DISSIDENTS WANT THE COMPANY TO LOSE three independent directors who we feel have amassed a deep understanding of Payless, its business, its markets and its competition.

         o THE DISSIDENTS WANT THE COMPANY TO LOSE three independent directors that ISS has recommended its clients vote to re-elect.

         o THE DISSIDENTS WANT THE COMPANY TO LOSE Michael E. Murphy, the Chairman of the Audit and Finance Committee and an audit committee financial expert, former Vice Chairman of Sara Lee Corporation and a 9-year veteran of the Payless Board of Directors.

         o THE DISSIDENTS WANT THE COMPANY TO LOSE Daniel Boggan, Jr., former Vice Chancellor of the University of California and Senior Vice President of the National Collegiate Athletic Association and a 6+ year veteran of the Payless Board of directors.

         o THE DISSIDENTS WANT THE COMPANY TO LOSE Robert C. Wheeler, current Chairman, Chief Executive Officer and President of Hill's Pet Nutrition, a leading consumer products company with $1.5 billion in revenues, with 3 years of experience on the Payless Board of Directors.

         o THE DISSIDENTS WANT THE COMPANY TO LOSE the advice and counsel of three key directors who have been involved in developing and supporting the Company's new, successful strategic direction - at the very time that strategy is showing substantial signs of success, as described in this letter.

AND EXACTLY HOW WOULD THE COMPANY BENEFIT FROM THE LOSS OF THESE THREE DIRECTORS TO BARINGTON'S NOMINEES?

When we look at the Barington slate, we see little in the way of experience that is relevant to the Company's position as a nationwide and international consumer retailer with thousands of retail locations. We see from Barington's own proxy materials what is (in our view) a troubling record on Barington's part of lawsuits, arbitrations and allegations of securities law violations. Regarding recent insider trading allegations against Mr. Mitarotonda described in Barington's proxy materials, we are concerned that shareowners may not have the whole story about the withdrawal of those allegations, coming as it did only 11 days after they were made public and in the midst of this proxy fight. The Barington materials mention a settlement "of certain business disputes" between Mr. Mitarotonda and the individual who made the allegations, concurrent with the withdrawal of those allegations - but provide you with no further details to understand the resolution, including whether any consideration was received.

IN SUM, WE BELIEVE THAT BARINGTON'S PURPORTED SLATE BRINGS LITTLE IN THE WAY OF RELEVANT EXPERIENCE AND, AS DISCLOSED IN THEIR OWN PROXY MATERIALS, A RECORD OF PAST ACTIONS THAT, IN OUR VIEW, RAISES SIGNIFICANT QUESTIONS. IN OUR VIEW, YOUR COMPANY'S NOMINEES, ARCHITECTS OF THE COMPANY'S NEW STRATEGY THAT WE FIRMLY BELIEVE IS ALREADY SHOWING SIGNIFICANT POSITIVE RESULTS, BRING EXPERIENCE, CONTINUITY, AND KNOWLEDGE OF PAYLESS AND ITS BUSINESS.

                             YOUR VOTE IS IMPORTANT
                             ----------------------


The Board strongly believes that Barington's proposals and nominees do not represent the best interests of our shareowners.

DO NOT RETURN THE GREEN PROXY CARD THAT THE BARINGTON COMPANIES GROUP MAY SEND YOU.

IF YOU HAVE NOT ALREADY RETURNED THE WHITE PROXY CARD WE SENT YOU OR HAVE PREVIOUSLY RETURNED THE DISSIDENTS' GREEN PROXY CARD, PLEASE SIGN, DATE AND RETURN THE WHITE PAYLESS PROXY CARD WE PREVIOUSLY SENT TO YOU.

On behalf of your Board of Directors, thank you for your continued interest and support. Please know that we are committed to acting in the interests of all shareowners.


SINCERELY,


/s/ STEVEN J. DOUGLASS,                         /s/ HOWARD R. FRICKE,
------------------------------                  -----------------------------
STEVEN J. DOUGLASS,                             HOWARD R. FRICKE,
CHAIRMAN AND CHIEF EXECUTIVE OFFICER            LEAD DIRECTOR





A shareowner can revoke the proxy prior to its use by appearing at the Meeting and voting in person, by giving written notice of such revocation, or by returning a subsequently dated proxy.

IF YOU HAVE QUESTIONS ABOUT THESE MATTERS, CALL OUR INVESTOR RELATIONS PROFESSIONALS TOLL-FREE AT 1-800-626-3204. IF YOU HAVE QUESTIONS ABOUT THE PROXY, YOU CAN ALSO CALL D.F. KING & CO. INC., WHICH IS ASSISTING YOUR COMPANY, TOLL-FREE AT 1-800-431-9633. YOU MAY ALSO RECEIVE A PHONE CALL FROM D.F. KING REMINDING YOU TO VOTE OUR PROXY.

THE BOARD RECOMMENDS THAT SHAREOWNERS REJECT THE BARINGTON COMPANIES GROUP'S PROXY SOLICITATION AND ITS DISSIDENT SLATE. THE BOARD URGES SHAREOWNERS TO VOTE FOR THE ELECTION OF THE BOARD'S NOMINEES NAMED IN PAYLESS' PROXY STATEMENT.

YOU CAN VOTE YOUR SHARES BY TELEPHONE, VIA THE INTERNET OR BY SIGNING AND DATING THE WHITE PROXY CARD PREVIOUSLY SENT TO YOU. IF YOU PREVIOUSLY VOTED ON THE BARINGTON COMPANIES GROUP'S PROXY CARD, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE. YOUR LATER DATED WHITE PROXY CARD WILL REVOKE YOUR EARLIER DATED PROXY. IT IS YOUR LATEST DATED PROXY THAT COUNTS.

ADDITIONAL MATTERS

On May 6, 2004, Payless sent a letter to James A. Mitarotonda, head of Barington, advising Barington of your Board of Directors' determination that that the dissident nominations are defective and that they will be disregarded at the 2004 Annual Meeting. Also on May 6, 2004, Payless filed a complaint in the Federal District Court of Kansas to require that Barington not solicit proxies on the basis of its proxy materials and on behalf of its dissident slate. In addition, the suit seeks a declaration that Barington's failure to abide by the terms of our By-Laws renders the Barington Companies group ineligible to bring any business before the Annual Meeting and renders Barington's purported director nominees ineligible for election.

On May 13, 2004, Payless received a letter from Mr. Mitarotonda in which he claimed that the notice complied with the requirements of the Company's By-Laws and demanded that Barington's nominees be considered at the 2004 Annual Meeting. On May 14, 2004, Barington filed a motion to dismiss Payless' complaint. The litigation is currently proceeding in the Federal District Court of Kansas.

BOARD COMMITTEE UPDATE

The Company expects that the Board of Directors will make rotations to committee appointments at its May 27, 2004 Annual Meeting to reflect the following committee compositions, effective as of that date:

COMPENSATION, NOMINATING AND GOVERNANCE COMMITTEE    AUDIT AND FINANCE COMMITTEE
-------------------------------------------------    ---------------------------
Mylle H. Mangum, Chairman                            Michael E. Murphy, Chairman
Robert C. Wheeler                                    Daniel Boggan, Jr.
Michael George                                       Howard R. Fricke
John F. McGovern

FORWARD-LOOKING STATEMENTS

Certain statements made in this proxy supplement and other written or oral statements made by or on behalf of the Company may contain "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current expectations of future events and are subject to a number of risks and uncertainties that may cause the Company's actual results to differ materially from those described in the forward-looking statements. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. The risks and uncertainties that may affect the operations, performance, development and results of our business include, but are not limited to, the following: changes in consumer spending patterns; changes in consumer preferences and overall economic conditions; the impact of competition and pricing; changes in weather patterns; the financial condition of the suppliers and manufacturers from whom we source our merchandise; changes in existing or potential duties, tariffs or quotas; changes in relationships between the United States and foreign countries; changes in relationships between Canada and foreign countries; economic and political instability in foreign countries or restrictive actions by the governments of foreign countries in which suppliers and manufacturers from whom we source products are located or in which we operate stores; changes in trade, customs and/or tax laws; fluctuations in currency exchange rates; availability of suitable store locations on appropriate terms; the ability to hire, train and retain associates; general economic, business and social conditions in the countries from which we source products, supplies or have or intend to open stores; the performance of partners in joint ventures; the ability to comply with local laws in foreign countries; threats or acts of terrorism or war; and strikes, work stoppages or slow downs by unions that play a significant role in the manufacture, distribution or sale of product. These and other risks and uncertainties are disclosed from time to time in the Company's filings with the Securities and Exchange Commission, including the "Forward-Looking Statements" section of the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2004, in the Company's press releases and in oral statements made by or with the approval of authorized personnel. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.